Exhibit 99.1

Script for Guidance Update Conference Call Held on February 9, 2012

Operator

Welcome to the Amyris Update Conference Call. This call is being webcast live on the events and presentations page of the investors section of Amyris’ website at www.amyris.com. This call is the property of Amyris—and any recording, reproduction or transmission of this call without the expressed written consent of Amyris is strictly prohibited. You may listen to a webcast replay of this call by going to the Investor section of Amyris’s website. As a reminder, today’s call is being recorded. I would now like to turn the call over to Erica Mannion, Investor Relations for Amyris.

Erica

Good afternoon. Thank you for joining us to discuss highlights of Amyris’s recent progress and current 2012 outlook. With me today are John Melo, Chief Executive Officer and Jeri Hilleman, Chief Financial Officer. On the call today we’ll provide certain forward-looking statements about events and circumstances that have not yet occurred including projections of Amyris operating activities in 2012. Actual outcomes and results may differ materially from those contained in these statements due to a number of risks and uncertainties, including those provided in the company’s recent SEC filings, available on the SEC’s website at www.sec.gov. Please refer to these filings for detailed discussion of the relevant risks and uncertainties. The company undertakes no responsibility to update the information in this conference call. The press release distributed today that announced the company’s results is available on the company’s website at www.amyris.com in the Investors section under Financial Press Releases. The current report on Form 8-K furnished with respect to our press release is available on the company’s website in the Investors section under SEC filings and on the SEC’s website.

Amyris has also announced that they will issue Q4 and Year-End 2011 financial results and host a quarterly financial conference call on February 27th. The call is planned for 5 pm eastern time. Investors may listen in to this call through a link on the company’s website or by dialing in to the numbers listed on the February 6 press release.

I’ll now turn the call over to John Melo.

John:

Good afternoon. The purpose of today’s call is two-fold: first, to update you with regard to our operating strategy going forward and second, to announce that we are raising a private equity round.

Script for Guidance Update Conference Call Held on February 9, 2012

2011 was a year of accomplishment and a year of learning. We opened three facilities on three continents to produce initial volumes of Biofene®, our renewable farnesene. Today, we have produced over 1 million liters of Biofene, and have begun selling this volume as finished products, specifically squalane and diesel. We have proven that our technology produces renewable hydrocarbons at scale and that we can successfully deliver products to customers that meet quality and performance expectations.

For 2012, we are centering our activities around improving the stability and predictability of our operations in order to build sustainable, long-term value. Our experience over the past months provides us with greater understanding about new plant operations: we showed conclusively that our technology does work at scale, but also learned that it takes time to translate from peak yield levels in the lab to maintaining those yields over longer operational periods in the field. Our priority is now to establish reliable production across our facilities, and we have chosen to redefine our path in two ways. First, we are working to complete one, not two, plants, focusing solely on Paraiso rather than on adding both Paraiso and a significant expansion at Antibioticos. Secondly, we are focusing on operational quality versus production quantity. We need to retain flexibility in how we optimize between production volume, cost, customer demand and cash, rather than driving to deliver a predetermined production volume.

These decisions will of course impact our 2012 production and cash outlook. Given the lower planned volume, we are no longer adhering to our previously announced plan to produce 40-50 million liters of Biofene in 2012. Second, we are no longer forecasting positive cashflow from operations in 2012. To cover this gap, we are raising additional equity financing. This equity round is in process and we expect to close it in the coming weeks with participation including investors that know us well, who have been engaged with the company prior to our IPO. We will provide further details about this round once the funding is complete. In addition to this equity, we are also strengthening our finances through the recently announced $40M in project financing, $10M of which is funded and the balance going through the final BNDES review process.

Going forward, we intend to communicate our production results at each quarter end, rather than providing specific production and demand forecasts. In addition , we will provide quarterly updates on progress against various milestones. We will provide further detail about these milestones and discuss our recent financial results and outlook in our regular quarterly call scheduled for Monday, February 27.

Script for Guidance Update Conference Call Held on February 9, 2012

[Pause]

Our technology is working, and improving both in the lab and in production. We are building our business with structures designed to capitalize on the specific characteristics of our target markets – we are focusing our independent efforts on commercializing our highest value products, and pursuing our highest volume opportunities through joint ventures with partners capable of driving these products to scale. Through this approach, we are focusing on commercializing products in polymers, cosmetics, flavors and fragrances, and consumer products with some of the world’s leading brands, and on addressing the sizeable base oil and fuels marketplace through our joint ventures.

Amyris today is a vibrant company with around 10 collaborations representing a deep product pipeline with leading applications in each of our core high value segments –

•	Polymers

•	Cosmetics

•	F&F and Consumer Products

We are continuing the successful development of our high volume business through our JV partners, Total and Cosan.

We are delivering results and meeting our technical milestones for our collaboration partners.

These collaborations underpin our growth in product sales for the next 3-5 years and cover a significant portion of our OpEx in the short term.

I’m proud of what we have accomplished through our team and our partners and humbled by the lessons we have learned.

There is a poetic phrase that I’d like to share with you in closing, which comes from a book which is popular in Brazil: “to most men experience is like the stern lights of a ship, which illuminates only the track it has passed.” Amyris is shining its light ahead, more prepared and resilient to face future challenges of leading in the renewable fuels and chemicals. We count on the support of our investors, and are ready to answer your questions now. As you formulate your questions, please bear in mind that we are not able to say anything further about the PIPE, and that we will be addressing our financial results and outlook in our quarterly call on Feb. 27. [Operator name], back to you.

[Q&A]

Script for Guidance Update Conference Call Held on February 9, 2012

John:

Our strategy and long term growth potential remains on track – we have built one of the industry’s leading technology, production and commercialization platforms.

We are focusing on value versus volume as we scale our business and taking a conservative approach to communicating our short term goals.

We appreciate your long term support as we build our company.